SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 3, 2005

DrugMax, Inc.

(Exact name of registrant as specified in its charter)

STATE OF NEVADA	1-15445	34-1755390
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

312 Farmington Avenue

Farmington, CT 06032

(Address of principal executive offices)

Registrant’s telephone number, including area code: (860) 676-1222

Copies to:

Gregory Sichenzia, Esq.

Thomas A. Rose, Esq.

Sichenzia Ross Friedman Ference LLP

1065 Avenue of the Americas

New York, New York 10018

Phone: (212) 930-9700

Fax: (212) 930-9725

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c)) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02 Unregistered Sales of Equity Securities.

Sale of Securities

On September 23 and September 26, 2005, DrugMax, Inc. (the “Company”) entered into securities purchase agreements to sell to certain qualified institutional buyers and accredited investors an aggregate of 44,093,432 shares of the Company’s common stock and warrants to purchase an additional 22,046,715 shares of common stock, for an aggregate purchase price of $51,104,340. The sale of the securities was consummated on October 3, 2005. The offering was executed in two traunches. A purchase agreement for the first traunch was executed on September 23, 2005, for an aggregate of $47,814,265. The unit price of the common stock and corresponding warrant was $1.1525. The warrants are exercisable until October 2, 2010 at an exercise price of $1.09 per share. A purchase agreement for the second traunch executed on September 26, 2005, for an aggregate of $3,290,075. The unit price of the common stock and corresponding warrant was $1.2625. The warrants are exercisable until 2010 at an exercise price of $1.20 per share.

The Company also entered into registration rights agreements with the investors to register the resale of the shares of common stock sold in the offering and issuable upon exercise of the warrants. Subject to the terms of the registration rights agreement, the Company is required to file the registration statement with the Securities and Exchange Commission within 30 days of the closing, to use its best efforts to cause the Registration Statement to be declared effective under the Securities Act of 1933 (the “Act”) as promptly as possible after the filing thereof, and to use its best efforts to keep the registration statement continuously effective under the Act until all the registrable securities covered by the registration statement have been sold or may be sold without volume restrictions pursuant to Rule 144(k).

The Company claims an exemption from the registration requirements of the Act for the private placement of these securities pursuant to Section 4(2) of the Act and/or Regulation D promulgated thereunder since, among other things, the transaction did not involve a public offering, the investors were accredited investors and/or qualified institutional buyers, the investors had access to information about the company and their investment, the investors took the securities for investment and not resale, and the Company took appropriate measures to restrict the transfer of the securities.

The aggregate commissions and expenses payable in connection with the private placement were approximately $3,750,000.

The Company will not have sufficient authorized but unissued or reserved shares of Common Stock to permit the complete exercise of all warrants sold in the above described offering. As a result, on September 27, 2005, holders of a majority of the Company’s outstanding shares of Common Stock acted upon written consent to authorize an increase in the maximum number of shares of Common Stock issuable by the Company from 100,000,000 to 200,000,000. The Company filed an Information Statement with the Securities and Exchange Commission and mailed the Information Statement to its shareholders to disclose the actions of the majority shareholders and will increase the number of its authorized shares of Common Stock to 200,000,000 on or about October 20, 2005.

Redemption of Series A Preferred Stock

On September 26, 2005, the Company entered into agreements with certain holders of its Series A Preferred Stock pursuant to which the holders agreed to have their shares of Series A Preferred Stock redeemed for cash upon the closing of the sale of the common stock described above. Accordingly, in connection with the closing of the common stock private placement described above, the Company has redeemed all of its outstanding Series A Preferred Stock. The redemption price was 100% of the stated value of the Series A Preferred Stock. In connection with the redemption, the holders also agreed:

•	to waive any right of first refusal, participation or similar right they may have had with respect to the offering described above or any other offerings by the Company; and

•	to amend the terms of the warrants issued to the purchasers of Series A Preferred Stock to reduce the exercise price to $1.09 and to remove any right to further adjustment of the exercise price (other than equitable adjustments).

In addition, on October 3, 2005, the Company issued 488,069 shares of Common Stock to certain holders of its Series A Preferred Stock.

Item 9.01 Financial Statements and Exhibits .

(c)	Exhibits .

10.1	Form of Securities Purchase Agreement among DrugMax, Inc. and various Investors, dated as of September 23, 2005 – filed as exhibit 10.1 to the Company’s Current Report on Form 8-K dated September 27, 2005 and incorporated herein by reference

10.2	Form of Securities Purchase Agreement among DrugMax, Inc. and various Investors, dated as of September 26, 2005– filed as exhibit 10.2 to the Company’s Current Report on Form 8-K dated September 27, 2005 and incorporated herein by reference

10.3	Form of Common Stock Purchase Warrant issued in connection with Securities Purchase Agreement dated as of September 23, 2005

10.4	Form of Common Stock Purchase Warrant issued in connection with Securities Purchase Agreement dated as of September 26, 2005

10.5	Form of Registration Rights Agreement executed in connection with Securities Purchase Agreement dated as of September 23, 2005

10.6	Form of Registration Rights Agreement executed in connection with Securities Purchase Agreement dated as of September 26, 2005

10.7	Form of Agreement between DrugMax, Inc. and holders of Series A Preferred Stock– filed as exhibit 10.3 to the Company’s Current Report on Form 8-K dated September 27, 2005 and incorporated herein by reference

99.1	Press Release dated October 4, 2005

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

DRUGMAX, INC.

By:	/s/ Edgardo Mercadante
Edgardo Mercadante, Chief Executive Officer

Dated: October 5, 2005